Exhibit 99.1

OpGen’s Subsidiary Curetis and European Investment Bank
Plan to Restructure Debt Repayment

ROCKVILLE, Md., April 25, 2022 -- OpGen, Inc. (Nasdaq: OPGN, “OpGen”), a precision medicine company harnessing the power of molecular diagnostics and informatics to help combat infectious disease, announced today that its subsidiary, Curetis GmbH (“Curetis”), and the European Investment Bank (EIB) expect to restructure the repayment of the first tranche which matured on April 22, 2022.

Under the currently contemplated terms of the restructured repayment plan, OpGen’s subsidiary Curetis would repay EUR 5.0 million in cash in April 2022 and the remainder of the debt tranche amounting to approximately EUR 8.35 million or approximately USD 9 million at current foreign exchange rates would be amortized over the course of the next 12 month-period and paid in equal monthly instalments of approximately EUR 0.7 million in cash, beginning at the end of May 2022. Interest rates on the remaining debt would remain unchanged at 10% per annum.

The parties also anticipate to increase the percent participation interest or PPI from its current 0.3% on then prevailing OpGen market cap by June 2024 to 0.75% at that time. No other payments or consideration (including any equity) is contemplated as part of the currently proposed restructuring plan.

The second and third tranches of EUR 3.0 million and EUR 5.0 million principal plus respective accumulated deferred interest which mature and become due for repayment in June 2023 and June 2024, respectively, remain unchanged at this time.

“After having looked at more than half a dozen different structures and term sheets that were presented to OpGen via multiple brokers and investors in addition to the EIB itself over the past several months, we believe that this is the best path forward for OpGen” commented Oliver Schacht, CEO of OpGen Inc. “We have avoided issuing or reserving large numbers of OpGen’s authorized common stock to the EIB at a time where our share price has come under significant pressure in the capital markets. We also determined that having a large overhang in any convertible security whether directly with EIB or any other institutional investor at this time would not have been in our shareholders’ best interest.”

While the company expects to finalize a restructuring with EIB on the foregoing terms, no definitive agreement has been signed yet. The parties expect to enter into an amendment to the existing finance agreement or a side letter thereto, as soon as practicable, memorializing the foregoing terms. Nevertheless, there can be no guarantee that the parties will ultimately enter into an agreement with respect to the contemplated restructuring or, if they do, as to the terms thereof.

About OpGen, Inc.

OpGen, Inc. (Rockville, MD, USA) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with our subsidiaries, Curetis GmbH and Ares Genetics GmbH, we are developing and commercializing molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs. OpGen’s product portfolio includes Unyvero, Acuitas AMR Gene Panel, and the ARES Technology Platform including ARESdb, using NGS technology and AI-powered bioinformatics solutions for antibiotic response prediction.

For more information, please visit www.opgen.com.

Forward-Looking Statements

This press release includes statements regarding the restructuring of certain indebtedness with the EIB. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the success of our commercialization efforts, our ability to successfully, timely and cost-effectively develop, seek and obtain regulatory clearance for and commercialize our product and services offerings, the rate of adoption of our products and services by hospitals and other healthcare providers, the fact that we may not effectively use proceeds from recent financings, the continued realization of expected benefits of our business combination transaction with Curetis GmbH, the continued impact of COVID-19 on the Company’s operations, financial results, and commercialization efforts as well as on capital markets and general economic conditions, the effect of the military action in Russia and Ukraine on our distributors, collaborators, and service providers, our liquidity and working capital requirements, the effect on our business of existing and new regulatory requirements, and other economic and competitive factors. For a discussion of the most significant risks and uncertainties associated with OpGen's business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen:
Oliver Schacht
President and CEO
InvestorRelations@opgen.com

OpGen Press Contact:
Matthew Bretzius
FischTank Marketing and PR
matt@fischtankpr.com

OpGen Investor Contact:
Alyssa Factor
Edison Group
afactor@edisongroup.com